Exhibit 1

TERMS AGREEMENT

October 30, 2006

Praxair, Inc.

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

Ladies and Gentlemen:

We, Citigroup Global Markets Inc., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC (the “Representatives”), are acting on behalf of the several Underwriters named below (together with the Representatives, the “Underwriters”), and we understand that Praxair, Inc., a Delaware corporation (the “Company”), proposes to issue and sell $400,000,000 aggregate principal amount of its 5.375% Notes due 2016 (the “Offered Securities”), covered by the Registration Statement on Form S-3 (No. 333-102020) filed by the Company. Such registration statement, including the documents incorporated therein by reference and the information (if any) deemed to be part of the registration statement at each time of effectiveness pursuant to Rule 430B of the Securities Act, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement.” The prospectus dated December 31, 2002 covering the Offered Securities, as amended or supplemented from time to time, is hereinafter referred to as the “Basic Prospectus.” The term “Basic Prospectus,” as supplemented by the prospectus supplement dated October 30, 2006, in the form first used to confirm each sale of Offered Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) (the “Prospectus Supplement”), is hereinafter referred to as the “Prospectus.” The term “Preliminary Prospectus” means the preliminary prospectus supplement dated October 30, 2006, together with the Basic Prospectus, as amended or supplemented immediately prior to the Time of Sale (as defined below). The term “Issuer Free Writing Prospectus” means an “issuer free writing prospectus” as defined in Rule 433 under the Securities Act. The term “Time of Sale” in respect of the Offered Securities means 3:06 p.m., New York time, on the date of this Agreement. The term “Time of Sale Information” means, as of the Time of Sale, the Preliminary Prospectus and the Issuer Free Writing Prospectus dated October 30, 2006, substantially in the form attached hereto as Schedule II (the “Pricing Term Sheet”). As used herein, the terms “Registration Statement,” “Basic

Prospectus,” “Prospectus,” “Preliminary Prospectus,” and “Time of Sale Information” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Preliminary Prospectus, the Time of Sale Information or Issuer Free Writing Prospectus shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

Subject to the terms and conditions set forth herein or incorporated by reference herein, we agree to purchase the Offered Securities severally, but not jointly, in the principal amounts set forth opposite our respective names on Schedule I attached hereto. The closing in respect of the purchase and sale of the Offered Securities shall occur on November 2, 2006 at 9:30 A.M. (the “Closing Date”) at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

All the provisions contained in the Praxair, Inc. Standard Underwriting Agreement Provisions (April 5, 1996 edition) (the “Basic Provisions”), a copy of which is attached hereto as Exhibit A, are incorporated herein by reference in their entirety (as supplemented by this Terms Agreement) and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions (as supplemented by this Terms Agreement) had been set forth in full herein.

1.            Supplemental Representations and Warranties of the Company. The Company represents and warrants to and agrees with each Underwriter that:

(a)          Time of Sale Information. The Time of Sale Information, at the Time of Sale and at the Closing Date did not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Time of Sale Information.

(b)          Issuer Free Writing Prospectus. The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any Issuer Free Writing Prospectus that constitutes an offer to sell or solicitation of an offer to buy the Offered Securities other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the

Securities Act, (ii) the Preliminary Prospectus, (iii) the Prospectus and (iv) the Pricing Term Sheet, in each case approved in writing in advance by the Underwriters. Each such Issuer Free Writing Prospectus complied in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Time of Sale Information, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Issuer Free Writing Prospectus.

(c)          Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the Time of Sale Information, the Company, its subsidiaries and the Company’s Board of Directors are in compliance, in all material respects, with the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated in connection therewith. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls that comply, in all material respects, with the Securities Act and the Exchange Act.

(d)          No Conflicts. Each Issuer Free Writing Prospectus, including the Pricing Term Sheet, does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described below.

2.            Further Agreements of the Company. The Company covenants and agrees with each Underwriter that:

(a)          Issuer Free Writing Prospectuses. Before making, preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus the Company will furnish to the Underwriters and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus for review and will not make, prepare, use, authorize, approve, refer to or file any such Issuer

Free Writing Prospectus to which the Underwriters or counsel for the Underwriters reasonably objects.

(b)          Time of Sale Information. If at any time prior to the later of the Closing Date or the completion of the Underwriters’ distribution of the Offered Securities (i) any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph 2(a) above, file with the Commission (to the extent required) and furnish to the Underwriters such amendments or supplements to the Time of Sale Information as may be necessary so that the statements in the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances, be misleading or so that the Time of Sale Information will comply with law.

(c)          For purposes of Section 4(b) of the Basic Provisions, the following shall be added before the period at the end of the first sentence: “(other than Exchange Act filings to be made in the ordinary course, in which case the Company will furnish to the Representatives a copy of such proposed filing)”.

3.            Additional Conditions of the Obligations of the Underwriters; Indemnification. The letters referred to in Section 5(a) of the Basic Provisions shall be dated the date of this Terms Agreement and the Closing Date, and the reference in Section 5(a) of the Basic Provisions to “CBI Industries, Inc.” shall be deleted. The opinions required by Sections 5(d)(i), 5(d)(ii) and 5(e) of the Basic Provisions, to the extent such opinions refer to the Prospectus or the Preliminary Prospectus, shall also refer to the Time of Sale Information, and such opinions shall be in a form and substance reasonably satisfactory to the Representatives. The term “Prospectuses” as used in Sections 2(c), 2(d), 2(j), 2(m), 2(n), 2(o) and 5(a) of the Basic Provisions shall be deemed to include the Time of Sale Information, and as used in Sections 6(a) and 6(b) of the Basic Provisions shall be deemed to include the Time of Sale Information and any Issuer Free Writing Prospectus that is taken together with the Time of Sale Information.

The obligations of the Underwriters shall also be subject to the condition that any material required to he filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433 under the Securities Act.

4.            Supplemental Representations, Warranties and Covenants of the Underwriters. Each Underwriter represents and warrants and agrees with the Company that:

(a)          Free Writing Prospectuses. The Underwriter has not used, and agrees that, unless it obtains the prior written consent of the Company, it will not use, (i) any Issuer Free Writing Prospectus relating to the Offered Securities other than the Pricing Term Sheet and any preliminary term sheets substantially in the form of the Pricing Term Sheet with certain pricing terms to be determined.

5.            No Fiduciary Duty. The Company hereby acknowledges that (a) each Underwriter is acting solely as underwriter of the offering of the Offered Securities and not as advisor to, or agent of, the Company and (b) each Underwriter is acting as an independent contractor and not in any other capacity, including as a fiduciary, in connection with the offering of the Offered Securities. Furthermore, the Company and each Underwriter agrees that it is solely responsible for making its own independent judgments with respect to the offering of the Offered Securities. The Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty.

6.            Prospectus Delivery Requirements. Any references in the Basic Provisions to a time when a prospectus relating to the Offered Securities is required to be delivered under the Securities Act shall be deemed to include circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act.

For purposes of Sections 1(a), 1(b) and l(d) of this Terms Agreement and Sections 2 and 6 of the Basic Provisions, the only information furnished to the Company by the Underwriters for use in the Time of Sale Information and the Prospectus consists of the following information: the information contained in the third, sixth (with respect to market making by the underwriters), and seventh paragraphs under the caption “Underwriting” in the Prospectus Supplement.

Name and Address of Underwriters:

Citigroup Global Markets Inc.

Banc of America Securities LLC

Credit Suisse Securities (USA) LLC

c/o

Citigroup Global Markets Inc.

388 Greenwich Street, 36th Floor

New York, NY 10013

Attention: General Counsel’s Office

The Offered Securities shall have the following terms:

Title:	5.375% Notes due 2016

Maturity:	November 1, 2016

Interest Rate:	5.375%

Interest Payment Dates:	May 1 and November 1, commencing on May 1, 2007.

Redemption Provisions:

We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the notes being redeemed

“Make-Whole Amount” means, as determined by a Quotation Agent, the sum of the present values of the principal amount of the notes to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect, to any redemption date, the sum of (x) either (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated “H.15 (5 19)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) .15%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to the maturity date of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of four, or such lesser number as is obtained by the indenture trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the indenture trustee after consultation with Praxair.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, and their respective successors and assigns, and one other nationally recognized investment banking firm selected by Praxair that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Purchase Price:	99.167% of the principal amount thereof.

Public Offering Price:	99.817% of the principal amount thereof.

This Terms Agreement may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Company and the Underwriters in accordance with its terms.

Very truly yours,

Citigroup Global Markets Inc. Banc of America Securities LLC Credit Suisse Securities (USA) LLC

On behalf of themselves and the other Underwriters named herein

By: CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Name:	Brian D. Bednarski
Title:	Director

The foregoing Terms Agreement
is hereby confirmed as of the
date first above written.

PRAXAIR, INC.

By:	/s/ Michael J. Allan
Name:	Michael J. Allan
Title:	Vice President & Treasurer

Schedule I

Amount of Offered
Securities to be
Underwriter	Purchased

Citigroup Global Markets Inc.	$100,000,000

Banc of America Securities LLC	$100,000,000

Credit Suisse Securities (USA) LLC	$100,000,000

Deutsche Bank Securities Inc.	$20,000,000

HSBC Securities (USA) Inc.	$20,000,000

J.P. Morgan Securities Inc.	$20,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$20,000,000

Santander Investment Securities Inc.	$20,000,000

Total	$400,000,000

Schedule II

Form of Free Writing Prospectus

Final Term Sheet

Filed pursuant to Rule 433

Dated October 30, 2006

Relating to

Prospectus Supplement dated October 30, 2006 to

Registration Statement No. 333-102020

$400,000,000 5.375% Notes due 2016

Issuer:	Praxair, Inc.

Principal Amount:	$400,000,000

Title of Securities:	5.375% Notes due 2016

Trade Date:	October 30, 2006

Original Issue Date (Settlement Date):	November 2, 2006

Maturity Date:	November 1, 2016

Yield to Maturity:	5.399%

Spread to Benchmark Treasury:	72 basis points

Benchmark Treasury:	4.875% due August 15, 2016

Benchmark Treasury Price and Yield:	101-16+ / 4.679%

Public Offering Price (Issue Price):	99.817% of the Principal Amount thereof

Interest Rate:	5.375% per annum

Interest Payment Dates:	Semi-annually in arrears on each May 1 and November 1,
commencing May 1, 2007.

Redemption Provision:	Make-whole call at the Adjusted Treasury Rate plus 15
basis points.

Joint Bookrunners:	Citigroup Global Markets Inc., Banc of America
Securities LLC and Credit Suisse Securities (USA) LLC

Co-Managers:	Deutsche Bank Securities Inc., HSBC Securities (USA)
Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce,
Fenner & Smith Incorporated and Santander Investment
Securities Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll free 1-877-858-5407, (ii) Banc of America Securities LLC toll free 1-800-294-1322 or (iii) Credit Suisse Securities (USA) LLC toll free 1-800-221-1037.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.